Exhibit 10.11

February 13, 2012

Darrell Chambliss

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Re:	The Waste Connections, Inc. Separation Benefits Plan

Dear Darrell:

This letter agreement (“Letter Agreement”) relates to the Waste Connections, Inc. (the “Company”) Separation Benefits Plan (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance and change of control benefits set forth therein. A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.	that you have received and reviewed a copy of the Plan;

2.	that terms not defined in this Letter Agreement but beginning with a capital letter have the meaning assigned to them in the Plan;

3.	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Sections 5 and 12 of the Plan) and the terms set forth below; and

4.	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

You and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.	Position and Responsibilities. During the Term, you will serve as Executive Vice President and Chief Operating Officer of the Company. You will devote your attention, energies and abilities in that capacity to the proper oversight and operation of the Company’s business, to the exclusion of any other occupation. As Executive Vice President and Chief Operating Officer of the Company, you will: (i) report to the Company’s Chief Executive Officer or his designee, (ii) be based at the Company’s corporate headquarters in The Woodlands, Texas, and (iii) be responsible for all duties, authority and responsibility customary for such position. You will perform such other duties as the Chief Executive Officer or the Board of Directors (the “Board”) of the Company may reasonably assign to you from time to time. You will devote such time and attention to your duties as are reasonably necessary to the proper discharge of your responsibilities hereunder. You agree to perform all duties consistent with: (a) policies established from time to time by the Company; and (b) all applicable legal requirements

2.	Compensation, Benefits and Reimbursement of Expenses.

a.	Base Salary. The Company hereby agrees to pay you an annual base salary of Three Hundred Ninety-One Thousand Dollars ($391,000) (“Base Salary”). Your Base Salary will be payable in accordance with the Company’s normal payroll practices, and your Base Salary is subject to withholding and social security, unemployment and other taxes. Further increases in Base Salary will be considered by the Board.

b.

Performance Bonus. You shall be entitled to an annual cash bonus (the “Bonus”) based on the Company’s attainment of reasonable financial objectives to be determined annually by the Board. Your target annual Bonus will equal seventy-five percent (75%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. Nothing in the Plan or in this Letter Agreement shall invalidate any cash bonus plan approval by the Board or a Committee of the Board providing for higher payments in the event extraordinary or “stretch” goals are met. The Bonus will be paid in accordance with the Company’s bonus plan, as approved by the Board; provided, that in no case shall any portion of the Bonus with respect to any such fiscal year be paid more than two and one-half (2  1/2) months after the end of such fiscal year.

c.	Grants of Equity Awards. You shall be eligible for annual grants of management stock options or other equity awards on such terms and to such level of participation as the Board or the Compensation Committee of the Board determine to be appropriate, bearing in mind your position and responsibilities. The terms of any such equity awards shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Company and you.

d.	Other Benefits. You will be entitled to paid annual vacation, which will accrue on the same basis as for other employees of the Company of similar rank, but which will in no event be less than three (3) weeks for any twelve (12) month period commencing January 1st of each year. You also will be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

e.	Reimbursement of Other Expenses. The Company agrees to pay or reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

3.	Severance and Change of Control Benefits

a.	Termination without Cause. If your employment is terminated without Cause, the Company will pay you, in lieu of any payments under Section 4 of the Plan for the remainder of the Term, Three Million Three Hundred Thousand Dollars ($3,300,000). This amount will be paid in accordance with Section 7(b) of the Plan, subject to Section 9(d) of the Plan.

b.	Payments on Change in Control. If a Change in Control occurs during the Term and your employment with the Company is terminated without Cause or by you for Good Reason, in each case within two (2) years after the effective date of the Change in Control, then you will be entitled to receive and the Company agrees to pay to you, in lieu of payments under Section 4 of the Plan for the remainder of the Term, Three Million Three Hundred Thousand Dollars ($3,300,000). This amount will be paid in accordance with Section 10(a) of the Plan, subject to Section 9(d) of the Plan.

4.	Right to Other Payments. In consideration of becoming eligible to receive the severance and change of control benefits provided under the terms and conditions of the Plan, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.

5.	Entire Agreement. You understand that the waiver set forth in Section 4 above is irrevocable for so long as this Letter Agreement is in effect, and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein. You agree and acknowledge that this Letter Agreement and the Plan supersede and replace that certain Second Amended and Restated Employment Agreement between you and the Company dated as of June 1, 2000, as amended from time to time.

6.	Termination. This Letter Agreement will terminate, and your status as a Participant in the Plan will end, at the end of the Term.

7.	Survival. Your participation in the Plan will continue in effect following any termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

8.	Execution. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 20 of the Plan.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first above written.

WASTE CONNECTIONS, INC.

By:	/s/ Ronald J. Mittelstaedt
Name: Ronald J. Mittelstaedt
Title: Chief Executive Officer

PARTICIPANT

/s/ Darrell W. Chambliss
Name: Darrell Chambliss